Exhibit 99.1

                Forest Oil Announces Second Quarter Results and
                  Issues Guidance for the Second Half of 2007

     Adjusted net earnings per share increased 26% from 2006 to $.67 per share

     Adjusted EBITDA increased 36% from 2006 to $188 million

     Discretionary cash flow increased 34% from 2006 to $158 million

     Sales volumes increased 18% from 2006 to 385 MMcfe/d

     Company again reported new record production rates at Buffalo Wallow, Wild River and Cotton Valley areas with combined rate at 124 MMcfe/d

     First horizontal Cotton Valley well successfully tested at 4.1 MMcfe/d

     Italy discovery well successfully tested at 6.9 MMcfe/d; additional well to be drilled in 2007

     Forest closed the previously announced acquisition of Houston Exploration and issued $750 million of 7 1/4% Senior Notes due 2019

     Forest entered into an agreement to sell 100% of its Alaska assets

     DENVER--(BUSINESS WIRE)--Aug. 7, 2007--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2007. The results include the operations of The Houston Exploration Company (Houston Exploration) since June 6, 2007. The Company reported the following highlights:

     -- Forest's average net production was 385 MMcfe/d, an increase of 18% compared to the second quarter of 2006

     -- Adjusted EBITDA was $188 million, an increase of 36% compared to the second quarter of 2006

     -- Discretionary cash flow was $158 million, an increase of 34% compared to the second quarter of 2006

     H. Craig Clark, President and CEO, stated, "The second quarter provided for another transformational period for Forest, with the close of the Houston Exploration acquisition and the announcement of the sale of the Alaska assets. These events solidify our company as a significant onshore North American natural gas producer and further concentrate the Forest portfolio on large scale, multiple rig, tight gas sand plays with enhancement opportunities. The addition of the assets acquired from Houston Exploration, coupled with Forest's cost cutting abilities, should further increase our margins. We are off to an excellent start on our newest acquisition."

                           SECOND QUARTER 2007 RESULTS

     For the quarter ended June 30, 2007, Forest reported net earnings of $76.8 million or $1.11 per basic share. Forest reported net earnings of $57.0 million or $.92 per basic share in the corresponding period in 2006. The net earnings for the quarter ended June 30, 2007 were affected by the following items:

     -- The non-cash effect of net unrealized gains relating to the mark to market valuation on derivative instruments and foreign currency exchange was $41.1 million ($27.3 million net of tax). This amount primarily represents the change in value during the quarter of Forest's outstanding commodity price hedges.

     -- Prepayment premium and write-off of unamortized debt costs related to Forest's payment of a portion of the Forest Alaska term loan facilities of $3.2 million ($2.0 million net of tax).

     -- A reduction in the deferred tax liabilities of $5.0 million ($5.0 million net of tax) to reflect lower statutory rates in Canada, release of valuation allowances, and a lower apportioned effective state income tax rate.

     Without the effect of these items, Forest's adjusted net earnings would have been $46.5 million or $.67 per basic share. This amount is an increase of 40% over Forest's adjusted net earnings of $33.3 million or $.53 per basic share in the corresponding 2006 period.

     Forest's adjusted EBITDA increased 36% to $187.5 million in 2007 compared to adjusted EBITDA of $137.5 million in the second quarter of 2006. Forest's discretionary cash flow increased 34% to $157.9 million in 2007 compared to discretionary cash flow of $117.5 million in the second quarter of 2006.

     Forest's oil and gas sales volumes increased 18% during the second quarter of 2007 to 385 MMcfe/d compared to sales volumes of 325 MMcfe/d in the second quarter of 2006. The following table sets forth Forest's average sales volumes for the three months ended June 30, 2007 and 2006:


                                                   Three Months Ended
                                                        June 30,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
DAILY VOLUMES
Daily natural gas sales volumes (MMcf):
United States                                          172.7     126.5
Canada                                                  72.4      65.5
                                                   --------- ---------
  Total                                                245.1     192.0
                                                   ========= =========

Daily oil and condensate sales volumes (MBbls):
United States                                           14.6      15.1
Canada                                                   2.3       2.0
                                                   --------- ---------
  Total                                                 16.9      17.1
                                                   ========= =========

Daily natural gas liquids sales volumes (MBbls):
United States                                            5.7       3.8
Canada                                                   0.7       1.2
                                                   --------- ---------
  Total                                                  6.4       5.0
                                                   ========= =========

Equivalent daily sales volumes (MMcfe):
United States                                          294.7     240.4
Canada                                                  90.3      84.5
                                                   --------- ---------
  Total                                                385.0     324.9
                                                   ========= =========


     Forest's differential to NYMEX prices for natural gas decreased to $1.24 per Mcf in the second quarter of 2007 compared to $1.53 per Mcf in the second quarter of 2006. Forest's differential to NYMEX prices for liquids increased to $11.66 per Bbl in the second quarter of 2007 compared to $11.25 per Bbl in the second quarter of 2006.

     The following table sets forth Forest's sales revenue per unit for the three months ended June 30, 2007 and 2006:


                                                Three Months Ended
                                                     June 30,
                                             -------------------------
                                                 2007        2006
                                             ------------ ------------
NATURAL GAS (per Mcf except NYMEX):
NYMEX (per MMBtu)                                   $7.55        6.79

Sales price                                         $6.31        5.26
Effects of energy derivatives                           -        0.16
                                             ------------ ------------
  Average sales price                               $6.31        5.42

  Average natural gas differential                  $1.24        1.53

LIQUIDS (per Bbl):
OIL AND CONDENSATE:
NYMEX                                              $65.02       70.70

Sales price                                        $60.00       65.93
Effects of energy derivatives                           -       (2.81)
                                             ------------ ------------
  Average sales price                              $60.00       63.12

NATURAL GAS LIQUIDS:
Sales price                                        $35.78       37.29

LIQUIDS SUMMARY (per Bbl):
Sales price                                        $53.36       59.45
Effect of energy derivatives                            -       (2.17)
                                             ------------ ------------
  Average sales price                              $53.36       57.28

  Average liquids differential                     $11.66       11.25


     Forest's per-unit oil and gas production expense remained essentially flat during the second quarter of 2007 at $1.80 per Mcfe compared to $1.76 per Mcfe in the second quarter of 2006.

     Forest's per-unit general and administrative expense remained essentially flat during the second quarter of 2007 at $.38 per Mcfe compared to $.37 per Mcfe in the second quarter of 2006.

     Forest's per-unit depreciation and depletion expense increased 15% during the second quarter of 2007 to $2.46 per Mcfe compared to $2.14 per Mcfe in the second quarter of 2006. The increase of $.32 per Mcfe was due to purchase accounting for the Houston Exploration acquisition.

     Forest's interest expense increased 68% during the second quarter of 2007 to $29.1 million compared to $17.3 million in the second quarter of 2006. The increase resulted from higher average debt levels and increased average interest rates. Debt levels increased to fund the Houston Exploration acquisition. Average interest rates increased primarily from interest associated with the non-recourse Forest Alaska term loan facilities that were put in place in December 2006.

     During the second quarter of 2007, Forest issued $750 million of 7 1/4% Senior Notes due 2019, in order to fund a portion of the Houston Exploration acquisition. Forest also amended its credit facility and increased the facility to a $1 billion revolver with a $1.4 billion borrowing base. Forest's net debt was $2.1 billion as of June 30, 2007. The amount reflects long-term debt of approximately $1.9 billion and $265 million of 8% Senior Notes due June 2008 that were classified as current in the second quarter of 2007. At June 30, 2007, Forest had $432 million drawn on its credit facilities.

                                   DERIVATIVES

     Forest currently has derivatives in place for 2007 through 2010 covering the aggregate average daily volumes and weighted average prices shown below. The following is a summary of derivatives Forest has in place as of August 7, 2007:


                           Remainder
                             2007        2008          2009     2010
                           ---------   --------      -------- --------
Natural gas swaps:
Contract volumes (Bbtu/d)       60.0(1)    10.0(1)
Weighted average price
 (per MMBtu)                   $7.88       9.10

Natural gas collars:
Contract volumes (Bbtu/d)      145.0       99.8(1)(2)
Weighted average ceiling
 price (per MMBtu)             $9.27       9.09
Weighted average floor
 price (per MMBtu)             $7.42       7.42

Oil swaps:
Contract volumes (MBbls/d)       7.0        6.5           4.5      1.5
Weighted average price
 (per Bbl)                    $70.03      69.72         69.01    72.95

Oil collars:
Contract volumes (MBbls/d)       4.0
Weighted average ceiling
 price (per Bbl)              $87.18
Weighted average floor
 price (per Bbl)              $65.81


     (1) 40.0 of the 60.0 Bbtu/d in 2007 and the 2008 natural gas swaps and collars were entered into for Forest's acquisition activities.

     (2) 20.0 of the 99.8 Bbtu/d of natural gas collars are subject to a three way floor price of $6.00 per MMBtu.

                           OPERATIONAL PROJECT UPDATE

     ACQUISITIONS & DIVESTITURES

     The closing of the previously announced Houston Exploration acquisition occurred on June 6, 2007, and the results are incorporated into Forest's results as of that date. Additionally, in the first half of 2007, Forest closed on divestitures of non-core properties totaling approximately $39 million, which include net reserves of 14 Bcfe and 3 MMcfe/d of net production. Also during the second quarter of 2007, Forest announced the sale of its Alaska assets that is scheduled to close on August 24, 2007.

     Upon closing of the Houston Exploration acquisition, Forest reconfigured its U.S. business units. A portion of the Southern Business Unit was renamed as the Eastern Business Unit, headquartered in Denver, and includes assets in East Texas, the Arkoma Basin, the Barnett Shale and the Gulf Coast in Louisiana. Forest's new Houston office manages the "new" Southern Business Unit consisting of properties along the lower Texas Gulf Coast and South Texas. The following operations highlights are grouped by "new" Business Units:

     WESTERN BUSINESS UNIT

     Buffalo Wallow Area - Texas Panhandle (66-100% WI) - A total of 26 wells have been drilled year-to-date with a 100% success rate. During the second quarter, the Buffalo Wallow Area reached a new record net production rate of 42 MMcfe/d. Forest continued to evaluate offset undeveloped acreage outside the main Buffalo Wallow Area yielding two successful wells, which tested 4.1 MMcfe/d and 3.0 MMcfe/d. Forest expects to drill an additional 28 wells in the last half of 2007 using a five rig program including additional deeper tests on the undeveloped acreage.

     Greater Vermejo/Haley Area - West Texas (42-100% WI) - Three re-entry projects completed in the second quarter of 2007 yielded a combined rate of 9.1 MMcfe/d. The large 3-D seismic survey is now expected to be completed by the end of the third quarter of 2007.

     Rocky Mountain Activity (50-100% WI) - Second quarter net production from the Uinta Basin and Niobrara area of NE Colorado increased approximately 56% from 9 MMcfe/d to 14 MMcfe/d. Recently, results in the 2007 Uinta program have been encouraging with three new wells completed at rates ranging from 2.2 to 2.4 MMcfe/d. Work is in progress to enhance surface facilities and compression capacity in the area. Drilling activity in the Uinta Basin was slowed from three rigs to one rig and a one rig program continues in the Niobrara area. A total of 30 to 50 wells are expected to be drilled in the last half of 2007 mostly in the shallow Niobrara.

     EASTERN BUSINESS UNIT

     East Texas Cotton Valley Area - Rusk, Harrison & Panola Counties, Texas (52-100% WI) - A total of 29 wells have been drilled year-to-date with a 100% success rate. A four rig program was used on the assets in the second quarter of 2007, which increased net production to a record 41 MMcfe/d. The first horizontal Cotton Valley well was drilled with a 2,700 ft. lateral, flowing 4.1 MMcfe/d after frac and was placed to sales in July 2007. Forest anticipates utilizing a four to five rig program for the remainder of 2007, which is expected to result in 30 additional vertical wells and two horizontal wells.

     Arkoma Basin, Arkansas (50-100% WI) - A total of 36 wells have been drilled year-to-date with a 97% success rate. Forest's net production reached approximately 40 MMcfe/d. The best well tested at a gross rate of 11 MMcfe/d. Forest is working to reduce gathering line restrictions and provide new pipeline loops and compression to handle the additional volumes. Forest intends to increase activity with a four rig program in 2007 which should result in 38 gross wells drilled in the second half of 2007.

     Barnett Shale - Hill and Erath Counties, Texas (50-90% WI) - The second horizontal well tested 1.9 MMcfe/d after frac, a third well is currently being completed and a fourth well is currently drilling. Additional wells are planned in 2007 in the Hill County area. Seismic acquisition continues on undeveloped acreage in Hill and Erath Counties. Forest's gross acreage position has now increased to 26,000 gross acres in this play.

     SOUTHERN BUSINESS UNIT

     South Texas Wilcox Program, Zapata and Webb Counties (90-100% WI) - The largest field, Charco, had 14 wells drilled year-to-date with an 86% success rate. Forest's net production reached approximately 104 MMcfe/d. The average initial production of completed wells was 5 MMcfe/d with one well testing over 10 MMcfe/d. Forest currently has four rigs running in the area and anticipates drilling 27 wells the last half of 2007 targeting the Perdido and Lobo Wilcox sands.

     South Texas Vicksburg Program, Hildago and Starr Counties (100% WI) - A total of 12 wells were drilled year-to-date with a 100% success rate. Forest's net production reached approximately 35 MMcfe/d. Additional 3-D seismic is being acquired.

     Katy Field - Waller, Harris and Ft. Bend Counties, Texas (54% WI) - Gross production reached 26 MMcfe/d during the second quarter of 2007, an increase of 100% since Forest took over operatorship last year. Two additional Wilcox completions tested a combined rate of 4.4 MMcfe/d. Three additional wells are scheduled to be drilled during the remainder of 2007.

     CANADA BUSINESS UNIT

     Wild River Area (25-100% WI) - A total of 11 wells have been drilled year-to-date with a 100% success rate. Only three wells were drilled in the second quarter of 2007 due to seasonal road bans however, net production reached another record at 41 MMcfe/d. The new Wild River gas processing facilities became fully operational in the second quarter of 2007, which should provide increased capacity and lower operating costs. Using a two rig program, Forest anticipates drilling 16 wells in the second half of 2007. Since acquiring this field in mid-2004, Forest has drilled 106 wells and increased production 455%.

     Sundance/Ansell Area (50% WI) - Two additional exploratory wells were completed in the second quarter of 2007 at rates of 2.0 MMcfe/d and 1.3 MMcfe/d. Three additional wells are planned for 2007 in this developing field.

     Hinton Area (33% WI) - The fourth exploratory well was successful tested at
3.6 MMcfe/d. Three additional wells are planned in 2007. Forest and its partner recently added 7 sections of leasehold increasing Forest's gross position to approximately 14,700 acres.

     INTERNATIONAL BUSINESS UNIT

     Central Italy - Monte Pallano (90% WI) - The MP-1 exploratory well was drilled to 5,052 feet and tested at 6.9 MMcfe/d from the lowest pay interval without stimulation. The flow rate was limited by on-site test equipment. Additional uphole zones remain to be perforated. Forest plans to drill a second well in the third quarter of 2007 and connect the production to sales in 2008.

                             2nd HALF 2007 GUIDANCE

     The guidance below represents Forest's guidance for the six months ended December 31, 2007 and does not reflect the operations of Forest's Alaska assets due to its pending sale expected to close on or before August 24, 2007.

     For the six months ended December 31, 2007, based on expected capital expenditures of $450 to $500 million, the Company expects the following results:

     Oil and Gas Production: Forest expects total production will be 500 - 510 MMcfe/d. Daily production should be comprised of 380 to 390 MMcf/d of natural gas and 19,000 to 21,000 Bbls/d of oil and natural gas liquids. Forest's natural gas liquids production is expected to comprise 35% of total liquids production.

     Price Differentials: Based on current prices, Forest expects natural gas price differentials will average $1.25 to $1.50 per MMbtu less than the Henry Hub price.

     Based on current prices, Forest expects oil differentials will average $7.00 to $9.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

     Based on current prices, Forest expects natural gas liquids differentials will average 50% of the WTI price.

     Production Expense: Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes and product processing, gathering and transportation) will be $130 to $140 million or $1.40 to $1.50 per Mcfe. This compares to $1.74 Mcfe in 2006.

     General and Administrative (G&A) Expense: Forest expects G&A expense will be approximately $30 million, not including stock compensation expense. This results in an anticipated cost of $.32 per Mcfe compared to $.30 per Mcfe in 2006. The forecasted G&A expense synergies from the Houston Exploration acquisition will be offset by non-recurring merger costs in 2007.

     Stock Compensation Expense: Forest expects stock compensation expense will be approximately $7.0 million.

     Depreciation, Depletion and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $2.50 - $2.70 per Mcfe.

     Income Tax Expense: Forest's effective income tax rate is expected to be 36% (inclusive of applicable federal and state taxes) and Forest's current tax is expected to be 5% of the total tax expense.

     Shares Outstanding: On July 31, 2007, Forest had approximately 87,975,195 common shares outstanding.

     The foregoing guidance is subject to all the cautionary statements and limitations described below and under the caption "Forward-Looking Statements."

     Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Forest's financial results and resources are highly influenced by this price volatility.

     Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for liquids and gas will continue at levels that allow for economic production of these products.

     The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error and meteorological events (including, but not limited to severe weather, hurricanes and earthquakes). Forest's estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that Forest's future production will be as estimated.

                           NON-GAAP FINANCIAL MEASURES

     In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest's ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

     In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense, unrealized gains on derivative instruments, net, unrealized foreign currency exchange gains, realized foreign currency exchange gains, interest expense, accretion of asset retirement obligations, impairment, depreciation and depletion, and stock-based compensation. Forest further presents discretionary cash flow, which consists of adjusted EBITDA minus interest expense, current income tax expense, and other non-cash items. Management uses adjusted EBITDA and discretionary cash flow as measures of operational performance. Adjusted EBITDA and discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to discretionary cash flow (in thousands):


                                                  Three Months Ended
                                                       June 30,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------

Net earnings                                       $76,799     57,048
Income tax expense                                  34,081      8,384
Unrealized gains on derivative instruments, net    (34,813)   (14,378)
Unrealized foreign currency exchange gains          (6,271)         -
Realized foreign currency exchange gains            (1,734)         -
Interest expense                                    29,103     17,340
Accretion of asset retirement obligations            1,292      1,301
Impairment                                               -      2,078
Depreciation and depletion                          86,126     63,253
Stock-based compensation                             2,925      2,498
                                                 ---------- ----------
  Adjusted EBITDA                                  187,508    137,524

Interest expense                                   (29,103)   (17,340)
Current income tax expense                          (2,217)    (1,819)
Other non-cash items                                 1,680       (841)
                                                 ---------- ----------
  Discretionary cash flow                         $157,868    117,524
                                                 ========== ==========


     In addition to total debt, Forest also presents net debt, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess Forest's indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facilities. The following table sets forth the components of net debt as of June 30, 2007 and December 31, 2006 (in millions):


                                  June 30, 2007     December 31, 2006
                               ------------------- -------------------
                               Principal Book (1)  Principal Book (1)
                               --------- --------- --------- ---------
Credit facilities                   $432       432       107       107
Term loan facilities                 264       264       375       375
8% Senior notes due 2008             265       267       265       268
8% Senior notes due 2011             285       295       285       296
7% Senior subordinated notes
 due 2013                              6         6         -         -
7 3/4% Senior notes due 2014         150       160       150       161
7 1/4% Senior notes due 2019         750       750         -         -
                               --------- --------- --------- ---------
  Total debt                       2,152     2,174     1,182     1,207

Cash and cash equivalents             16        16        33        33
                               --------- --------- --------- ---------

  Net debt                        $2,136     2,158     1,149     1,174
                               ========= ========= ========= =========


     (1) Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $18.1 million and $20.6 million at June 30, 2007 and December 31, 2006, respectively, and unamortized net premiums on the issuance of certain Senior Notes of $3.9 million and $4.6 million at June 30, 2007 and December 31, 2006, respectively.

                               TELECONFERENCE CALL

     Forest's management will hold a teleconference call on Wednesday, August 8, 2007, at 11:00 am MT to discuss the items described in this press release. If you would like to participate please call 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 10879041). A Q&A period will follow.

     A replay will be available from Wednesday, August 8 through August 15, 2007. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 10879041.

                           FORWARD-LOOKING STATEMENTS

     This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

     These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

     Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.


                        FOREST OIL CORPORATION
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                  ASSETS                          (In thousands)

Current assets:
Cash and cash equivalents                         $15,730       33,164
Accounts receivable                               171,907      125,446
Derivative instruments                             32,950       53,205
Other current assets                               82,444       49,185
                                             ------------ ------------
  Total current assets                            303,031      261,000

Net property and equipment                      5,087,258    2,789,926

Derivative instruments                              6,247       15,019
Goodwill                                          338,383       86,246
Other assets                                       64,338       36,881
                                             ------------ ------------
                                               $5,799,257    3,189,072
                                             ============ ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                 $355,089      224,933
Accrued interest                                   10,248        6,235
Derivative instruments                             21,925        1,294
Asset retirement obligations                        6,232        2,694
Current portion of long-term debt                 269,610        2,500
Deferred income taxes                               1,579       14,907
Other current liabilities                          13,236       11,378
                                             ------------ ------------
  Total current liabilities                       677,919      263,941

Long-term debt                                  1,903,646    1,204,709
Asset retirement obligations                      102,265       61,408
Derivative instruments                             18,525          811
Other liabilities                                  54,173       32,240
Deferred income taxes                             758,291      191,957
                                             ------------ ------------
  Total liabilities                             3,514,819    1,755,066

Shareholders' equity:
Common stock                                        8,796        6,300
Capital surplus                                 1,952,408    1,215,660
Retained earnings                                 220,446      137,796
Accumulated other comprehensive income            102,788       74,250
                                             ------------ ------------
  Total shareholders' equity                    2,284,438    1,434,006
                                             ------------ ------------
                                               $5,799,257    3,189,072
                                             ============ ============


                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                                                  Three Months Ended
                                                       June 30,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
                                                 (In thousands, except
                                                  per share amounts)
Revenue:
Oil and gas sales:
Natural gas                                       $140,757     94,753
Oil, condensate, and natural gas liquids           113,182    115,470
                                                 ---------- ----------
Total oil and gas sales                            253,939    210,223
Marketing, processing, and other                       730      1,630
                                                 ---------- ----------
  Total revenue                                    254,669    211,853

Operating expenses:
Lease operating expenses                            45,027     35,529
Production and property taxes                       12,808     10,997
Transportation and processing costs                  5,258      5,642
General and administrative (including stock-
 based compensation of $2,925 and $2,498,
 respectively)                                      13,407     11,071
Depreciation and depletion                          86,126     63,253
Accretion of asset retirement obligations            1,292      1,301
Impairment                                               -      2,078
                                                 ---------- ----------
  Total operating expenses                         163,918    129,871
                                                 ---------- ----------
     Earnings from operations                       90,751     81,982
                                                 ---------- ----------

Other income and expense:
Interest expense                                    29,103     17,340
Unrealized gains on derivative instruments, net (34,813) (14,378) Realized (gains) losses on derivative
 instruments, net                                   (9,270)    13,698
Other income, net                                   (5,149)      (110)
                                                 ---------- ----------
  Total other income and expense                   (20,129)    16,550
                                                 ---------- ----------

     Earnings before income taxes                  110,880     65,432
Income tax expense:
Current                                              2,217      1,819
Deferred                                            31,864      6,565
                                                 ---------- ----------
  Total income tax expense                          34,081      8,384
                                                 ---------- ----------

     Net earnings                                  $76,799     57,048
                                                 ========== ==========

Weighted average number of common shares
 outstanding:
Basic                                               69,247     62,195
                                                 ========== ==========
Diluted                                             70,826     63,489
                                                 ========== ==========

Basic earnings per common share                      $1.11       0.92
                                                 ========== ==========

Diluted earnings per common share                    $1.08       0.90
                                                 ========== ==========


                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                                                  Three Months Ended
                                                       June 30,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
                                                    (In thousands)
Cash flows from operating activities:
Net earnings                                       $76,799     57,048

Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation and depletion                        86,126     63,253
  Accretion of asset retirement obligations          1,292      1,301
  Impairment                                             -      2,078
  Unrealized gains on derivative instruments,
   net                                             (34,813)   (14,378)
  Unrealized foreign currency exchange gains        (6,271)         -
  Realized foreign currency exchange gains          (1,734)         -
  Deferred income tax expense                       31,864      6,565
  Stock-based compensation                           2,925      2,498
  Other, net                                         1,680       (841)

  Changes in operating assets and liabilities,
   net of effects of acquisition and
   divestiture:
  Accounts receivable                               42,149         50
  Other current assets                              15,288      1,519
  Accounts payable                                  20,645    (12,733)
  Accrued interest and other current liabilities   (17,117)   (23,743)
                                                 ---------- ----------
    Net cash provided by operating activities      218,833     82,617

Cash flows from investing activities:
Capital expenditures                              (980,486)  (147,663)
Proceeds from sales of assets                       36,952        337
Other, net                                               -       (161)
                                                 ---------- ----------
    Net cash used by investing activities         (943,534)  (147,487)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments   273,939     28,926
Proceeds from issuance of 7 1/4% Senior Notes,
 net of issuance costs                             739,176          -
Repayments of bank debt assumed in acquisition    (176,885)         -
Repayments of term loan                           (110,625)         -
Proceeds from Spin-Off                                   -     21,670
Bank overdrafts                                     (1,130)    11,582
Proceeds from the exercise of options and from
 employee stock purchase plan                        6,059      1,525
Other, net                                          (9,045)       (10)
                                                 ---------- ----------
    Net cash provided by financing activities      721,489     63,693

Effect of exchange rate changes on cash              1,856        323
                                                 ---------- ----------

Net decrease in cash and cash equivalents           (1,356)      (854)
Cash and cash equivalents at beginning of period    17,086      6,310
                                                 ---------- ----------
Cash and cash equivalents at end of period         $15,730      5,456
                                                 ========== ==========


     CONTACT: Forest Oil Corporation
              Patrick J. Redmond, 303-812-1441
              Director - Investor Relations